As filed with the Securities and Exchange Commission on August 6, 2010.
Registration No. ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8
Registration Statement Under
the Securities Act of 1933
USG CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	36-3329400

(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
550 West Adams Street
Chicago, Illinois 60661-3676
(Address of Principal Executive Offices, Including Zip Code)
USG CORPORATION
LONG-TERM INCENTIVE PLAN,
As Amended
(Full Title of the Plan)

Ellis A. Regenbogen
Vice President, Associate General Counsel and Corporate Secretary USG Corporation 550 West Adams Street Chicago, Illinois 60661-3676	(312) 436-4000

(Name and Address of Agent for Service)	(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered (1)	Registered (1, 2)	Share (3)	Price (3)	Registration Fee
Common Stock, par value $0.10 per share	4,500,000 Shares	$12.27	$55,215,000	$3,936.83

(1)	There are also registered hereunder an equal number of Preferred Share Purchase Rights (“Rights”), which initially will be attached to, and be transferable only with, the Registrant’s Common Stock.

(2)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock (and related Rights) as may be issuable pursuant to stock splits, stock dividends or similar transactions in accordance with the Plan.

(3)	Estimated solely for the purposes of determining the amount of the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Act on the basis of the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on August 2, 2010.

Explanatory Note
The shares of Common Stock of USG Corporation (the “Registrant”) and attached Preferred Share Purchase Rights being registered pursuant to this Registration Statement are additional securities of the same class as other securities for which a Registration Statement on Form S-8 (File No. 333-136289) was filed with the Securities and Exchange Commission on August 4, 2006. Pursuant to General Instruction E to Form S-8, the contents of that registration statement are incorporated by reference into this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 5. Interest of Named Experts and Counsel.
The legality of the additional shares of Common Stock and attached Preferred Share Purchase Rights issuable in connection with awards under the Plan will be passed upon by Ellis A. Regenbogen, Vice President, Associate General Counsel and Corporate Secretary of the Registrant. As an employee of the Registrant, Mr. Regenbogen is eligible to participate in employee benefit plans of the Registrant on the same basis as other similarly eligible employees. He owns or has options or other rights to acquire an aggregate of less than one-tenth of one percent of the outstanding shares of the Registrant’s Common Stock. Mr. Regenbogen is eligible to receive additional awards pursuant to the Plan.
Item 8. Exhibits.
Reference is made to the Exhibit Index on page 4 of this Registration Statement, which Exhibit Index is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 6, 2010.

USG CORPORATION
By:	/s/ Richard H. Fleming
Richard H. Fleming
Executive Vice President and Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 6, 2010.

/s/ William C. Foote	*

William C. Foote,	William H. Hernandez,
Chairman and Chief Executive Officer and Director	Director
(Principal Executive Officer)

/s/ Richard H. Fleming	*

Richard H. Fleming,	Richard P. Lavin,
Executive Vice President and Chief Financial Officer	Director
(Principal Financial Officer)

/s/ William J. Kelley Jr.	*

William J. Kelley Jr.,	Steven F. Leer,
Vice President and Controller	Director
(Principal Accounting Officer)

*	*

Jose Armario, Director	Marvin E. Lesser, Director

*	*

Robert L. Barnett,	James S. Metcalf
Director	Director

*	*

Lawrence M. Crutcher,	Judith A. Sprieser,
Director	Director

*
W. Douglas Ford, Director

* By:	/s/ Richard H. Fleming Richard H. Fleming,
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1
USG Corporation Long-Term Incentive Plan, as amended effective May 12, 2010 (incorporated by reference to Annex C to the Proxy Statement for the Annual Meeting of Stockholders of USG Corporation held on May 12, 2010 filed with the Securities and Exchange Commission on April 1, 2010)

5.1*	Opinion of Ellis A. Regenbogen, Vice President, Associate General Counsel and Corporate Secretary, USG Corporation (including consent)

23*	Consent of Deloitte & Touche LLP

24*	Power of Attorney

*	Filed herewith